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  DPL REACHES AGREEMENT ON OHIO TRANSITION PLAN WITH MAJOR GROUPS

  -- Plan Provides for $13 Million in Annual Savings for Residential
     Customers and Rapid Transition to Competitive Market --


DAYTON, Ohio, June 1, 2000 - DPL Inc. (NYSE: DPL) today announced that it has reached a comprehensive agreement with major groups on its transition plan for competing in the deregulated Ohio electric utility industry. The plan was filed with the Public Utilities Commission of Ohio (PUCO) in December 1999. The agreement guarantees savings for residential consumers of approximately
$13 million per year. The agreement also provides for a rapid transition to a competitive market by the end of 2003.

"This comprehensive agreement generates consumer savings on their energy costs, allows DPL customers to participate in a fully competitive market, and ends the transition period well in advance of the other Ohio utilities," said Allen Hill, President and CEO of DPL Inc.

DPL expects approval by the PUCO of the agreement in the third quarter of 2000.

Significant provisions of the agreement include:

  - Guaranteed 5% discount for residential customers on the electric energy part of their bill.

  - Through 2003, the opportunity for additional savings through choice in generation supply or guaranteed fixed prices for those staying with DPL.

  -  Ends the transition period after 2003.

  -  Fixed prices for energy delivery service for six years.

  -  An additional $1 million dedicated to consumer information programs.

  -  Provisions for low income and energy efficiency programs.

The following groups have signed the agreement: The Staff of the PUCO; The Office of the Ohio Consumers' Counsel; The Industrial Energy Users of Ohio; The Ohio Manufacturers Association; The Ohio Council of Retail Merchants; The Association for Hospitals and Health Systems, dba The Ohio Hospital Association; New Energy Midwest, L.L.C. and WPS Energy Services, Inc.; and Exelon Energy. Other groups are expected to sign shortly.

Based in Dayton, Ohio, DPL Inc. is a diversified energy company supplying energy services to customers in the Midwest. DPL's principal subsidiary is The Dayton Power and Light Company (DP&L). The mission of DP&L's employees is to provide reliable energy and quality customer service throughout West Central Ohio. With annual sales of more than $1.2 billion, DP&L ranks among the nation's top 500 service companies. The Company sells electricity to 500,000 residential, commercial, industrial and governmental customers in a 6,000 square-mile area of West Central Ohio. For the last ten years, DP&L has ranked among the top ten energy companies in generation efficiency and productivity. Further information can be found at www.dplinc.com.

This press release may contain certain forward-looking statements regarding plans and expectations for the future. Investors are cautioned that actual outcomes may vary materially from those projected due to various factors beyond DPL's control. Such matters are described in the Company's 1999 Annual Report and Form 10-K and Form 10-Q for the quarter ending March 31, 2000.